Advanced Emissions Solutions Announces Sale of Marshall Mine, LLC to Caddo Creek Resources Company, L.L.C.
Elimination of asset retirement obligation strengthens the Company’s balance sheet and provides operational focus
GREENWOOD VILLAGE, Colorado, September 6, 2022 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES"), a leader in emissions control solutions for coal-fired power generation, industrial and municipal water purification markets, today announced that it has signed a definitive agreement to sell Marshall Mine LLC, the entity that owns the former lignite mine currently being reclaimed located in Marshall, Texas (“Marshall Mine”), to Caddo Creek Resources Company, L.L.C. (“Caddo Creek”) (the “Transaction”). The Company had previously taken over the Marshall Mine upon entering into its activated carbon supply agreement with Norit Activated Carbon.
The Company does not expect any cash proceeds from the Transaction and will pay out a purchase price of $2.4 million from cash balances that are currently restricted. As a result of the Transaction, Caddo Creek will assume Marshall Mine’s assets as well as the asset retirement obligation related to the mine of $4.8 million. Upon completion of the Transaction, the Company expects to record a gain of approximately $2.4 million. Additionally, the elimination of the asset retirement obligation is expected to result in the release of a portion of the Company’s restricted cash balance when the Transaction closes which is expected to occur in the first half of 2023. The closing of the Transaction is subject to certain customary closing conditions including obtaining applicable regulatory approvals.
“Although the reclamation work performed at the Marshall Mine has gone extremely well and is under budget, this sale allows us to continue to de-risk our balance sheet and to focus on growing our consumables revenues,” said Greg Marken, CEO of ADES. “The removal of the surety bond associated with the Marshall Mine and the expected release of restricted cash associated with the bond, will further enable us to continue to improve operations at our Red River plant and focus on our recently announced merger with Arq Limited.”

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Forward-Looking Statements
Statements in this press release regarding the Company's business that are not historical facts, including statements concerning optimizing cash flows and maximizing shareholder value, are forward-looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com